Exhibit 99.1

                  ADDvantage Technologies Group, Inc.
                  Reports Third Quarter 2003 Increases

     Broken Arrow, Oklahoma, August 13, 2003--ADDvantage Technologies Group, Inc. (OTCBB: ADDM) today announced its financial results for the third quarter ended June 30, 2003. Revenues for the third quarter fiscal 2003 rose 20.8% to $8.2 million, as compared to $6.8 million for the third quarter of fiscal 2002. This significant increase was primarily due to the positive results related to marketing our products to the large cable multiple system operators ("MSO's") as well as the meaningful distributor relationships created within the last two years with Scientific Atlanta, Motorola and various other manufacturers. Net income applicable to Common Stock for the current quarter increased 67.8% to $914,000, or $.09 per share, as compared to $545,000, or $.05 per share, in the prior year.
     "We are pleased with our strong results, despite the weak economic conditions that have led to a reduction in capital spending by the MSO's," said Ken Chymiak, President of ADDvantage Technologies Group. "Although our results are up compared to last year, revenues decreased slightly from the previous quarter due largely to a tornado that damaged our facilities in Deshler, Nebraska. While the Company maintains adequate business interruption insurance, our other subsidiary locations were able to mitigate the impact of the damage by filling orders as the Deshler team worked to minimize our downtime."

ADDVANTAGE TECHNOLOGIES GROUP, INC. and its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, Comtech Services, TULSAT-Texas, and TULSAT-Atlanta comprise an organization involved in the sale of new, surplus, re-manufacture, repair and sale of previously owned cable television ("CATV") equipment and the distribution of new equipment for Scientific-Atlanta, Motorola, Quintech, Videotek, Drake, Blonder-Tongue, Standard, and others. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


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                     ADDvantage Technologies Group, Inc.
                         Statement of Operations
                                (Unaudited)


                                  Three Months Ended
                                      June 30,


                                  2003          2002
                              -----------   -----------
Revenues                      $ 8,249,732   $ 6,827,213

Operating Income              $ 1,672,632   $ 1,464,198

Net Income Applicable
  to Common Stock             $   913,809   $   544,629

Net Income Per Share
  of Common Stock
      Basic                   $       .09   $       .05
      Diluted                 $       .09   $       .05

Shares Used in Computing
  Net Income Per Share:
   Basic and Diluted           10,010,414     9,991,716

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  For further information:
Company Contact:
Ken Chymiak        (9l8) 25l-2887
David Chymiak      (9l8) 25l-2887
Dee Cooper         (9l8) 25l-9l2l